Exhibit 99.1

Press Release

Bottomline Technologies Announces Pricing of its Public Offering of

Common Stock

PORTSMOUTH, NH – June 30, 2005 - Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today announced that it had priced its previously announced underwritten public offering at a public offering price of $14.00 per share and increased by 400,000 the number of shares offered by Bottomline. The offering will be for an aggregate of 4,400,000 shares of common stock, consisting of 3,150,000 shares offered by Bottomline and 1,250,000 shares offered by selling stockholders. All of the shares are being offered through a prospectus supplement pursuant to Bottomline’s shelf registration statement, which was declared effective by the Securities and Exchange Commission on June 17, 2005. Bottomline and the selling stockholders have granted to the underwriters an option to purchase up to an additional 410,000 and 250,000 shares, respectively, within 30 days after the offering to cover over-allotments incurred in the offering, if any. Bottomline will not receive any proceeds from the sale of shares by the selling stockholders. The offering is expected to close on July 6, 2005.

Needham & Company, LLC is acting as the sole book-running manager for the offering, while Adams Harkness, Inc. is acting as co-lead manager, and A.G. Edwards & Sons, Inc. and Thomas Weisel Partners LLC are the co-managers. Copies of the final prospectus supplement can be obtained by contacting Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) is a leading provider of payments and invoice automation software and services. Bottomline maintains its corporate headquarters in Portsmouth, NH, and international headquarters in Reading, England.

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Bottomline Technologies and the BT logo are registered trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other risks described in our quarterly report on Form 10-Q for the quarter ended March 31, 2005. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.